Capital Media Group Limited Announces Cooperation Agreement Between
                            Onyx Television and QVC

         PARIS, April 15 /PRNewswire/ -- Capital Media Group Limited (Nasdaq:
CPMG) ("CMG" or the "Company") today announced that its subsidiary ONYX TELEVISION (ONYX) GmbH has entered into a cooperation agreement with QVC Deutschland GmbH (QVC), QVC Inc.'s German based television shopping company.
         Following approval from the German Media Authorities, the initial phase will commence with ONYX and QVC jointly transmitting a 24-hour program mix of music and teleshopping products from QVC to certain areas of Germany in which the ONYX program is already accessible via cable. The new program concept will enhance the service offered to the viewership and will simultaneously improve the efficiency of both channels by sharing the costs for this project.
         Pursuant to the Cooperation Agreement signed on March 31, 1998, QVC will firstly contribute up to approximately US$6 million to the ONYX distribution and broadasting costs in a ratio which will be in proporation to the number of homes effectively reached by the ONYX/QVC program after the approval of the German Media authorities. The agreement also provides for the possibility of a repayable advance to ONYX of certain fees. It is contemplated that in this context QVC will actively cooperate with ONYX in the ongoing development of its distribution network.
         "The alliance between ONYX and QVC is the first step of its kind in the European market and presents both an attractive concept and a challenge. The QVC contribution will benefit both ONYX's ongoing network distribution development and the enhancement of the quality and variety of its programs. Both ONYX and QVC will mutually benefit from the potential operational synergies and ONYX particularly welcomes the improved economic basis this cooperation will provide," stated Michael Assouline, Managing Director of ONYX and Chief Operating Officer of CMG.
         "A possible expansion of the business synergy has been discussed by both companies and may include the joint development of a European independent digital television programming mix including thematic music and theme shopping shows and the transmission of QVC Inc.'s Internet Shopping Service, iQVC throughout Europe in the future," commented Gilles Assouline, Chairman, President and Chief Executive Officer of CMG.
         ONYX GmbH, which is a wholly owned second tier subsidiary of CMG, operates a national special interest Television Channel with a focus on entertainment (music) and is currently distributed to 11.3 million homes in Germany of which 8.1 million is through public and private cable operators. CMG is an independent holding company with interests in the broadcasting, publishing, computer software and multimedia businesses. With subsidiaries in the UK, France, Germany, Israel and Romania, CMG's businesses include television and radio broadcasting, newspaper titles and print operations, and lifestyle program production. CMG is also involved in graphic animation, Smart Card and Internet technology development through Unimedia, its 81.6% owned French subsidiary.
         QVC Inc. is the world's preeminent electronic retailer, marketing a wide variety of brand name products, fashion and beauty, electronics and fine jewelry. In addition to its core channel, QVC, which reaches 64 million homes across the United States, the company's other divisions/subsidiaries include Q2, Qdirect, QVC local, onQ Music, QVC International and iQVC.
         For further QVC information please contact: Ellen Rubin, Vice-President, public relations: 610-701-1647, in the U.S.
         Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by, or on behalf of, the Company.

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Such factors include, but are not limited to, the availability of sufficient capital for the Company's ongoing operation, the successful integration of the Company as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ from those discussed herein.

SOURCE Capital Media Group Limited
    -0-                      4/15/98
    /CONTACT: Gilles Assouline, Chairman, President & CEO, or Michael Assouline, Chief Operating Officer, both of Capital Media Group Limited, 33-1-43-53-6999/